Exhibit 10.1

Execution Version

SECOND AMENDMENT TO
ABL CREDIT AGREEMENT

SECOND AMENDMENT (this “Amendment”), dated as of May 20, 2021, among Veritiv Operating Company (formerly known as Unisource Worldwide, Inc. (as survivor of the Subsidiary Merger)) (“Veritiv” or “Parent Borrower”), Veritiv Canada, Inc. (formerly known as Unisource Canada, Inc., “Canadian Borrower”, and together with Parent Borrower, “Borrowers”), Veritiv Corporation (“Holding”), certain subsidiaries of Parent Borrower (“Subsidiaries”, and together with Holding and Borrowers, “Loan Parties”), the several banks and other financial institutions party hereto as Lenders, Bank of America, N.A., as administrative agent and as collateral agent for Lenders (in such capacities, respectively, “Administrative Agent” and “ABL Collateral Agent”, and collectively, “Agents”), as issuing lender (“Issuing Lender”) and as swing line lender (“Swing Line Lender”), and the other parties hereto, to the ABL CREDIT AGREEMENT dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among Veritiv, Holding, the other borrowers from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent, ABL Collateral Agent, and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Veritiv has requested that the Credit Agreement be amended in order to (a) extend the Maturity Date under and as defined therein to a date that is five (5) years after the Effective Date (as defined below) and (b) effect certain other amendments to the Credit Agreement as set forth herein.

WHEREAS, Agents, Swing Line Lenders, Issuing Lenders and the Lenders party hereto are willing to enter into this Amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Holding, the other Loan Parties, the Lenders, Agents, Swing Line Lenders and Issuing Lenders hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.1              Amendments to the Credit Agreement. Effective as of the Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit I hereto.

ARTICLE II

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective (the “Effective Date”) on the date each of the following conditions precedent have been satisfied:

Section 2.1              Amendment. Each Loan Party, each Lender, each Issuing Lender and each Agent shall have each delivered a duly executed counterpart of this Amendment to Administrative Agent.

Section 2.2              Absence of Default. No Default or Event of Default shall exist on the Effective Date.

Section 2.3             Representations and Warranties. The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be).

Section 2.4              Fees and Expenses. The Agents and the Lenders shall have received (i) all fees and expenses that are required to be paid or delivered by the Parent Borrower to them on or prior to the Effective Date in accordance with the terms of any Loan Document and for which invoices have been provided to the Parent Borrower at least three Business Days prior to the Effective Date and (ii) all other amounts due and payable on the Effective Date pursuant to the Engagement Letter, dated as of May 17, 2021 among Veritiv, Holdings, and BofA Securities, Inc., in each case, which fees and expenses may be offset against the proceeds of the Facilities.

Section 2.5             Other Documents. The Agents shall have received the following, each of which shall be originals or pdf copies or other electronic transmission unless otherwise specified, each in form and substance reasonably satisfactory to the Agents:

(a)            Subject to Section 5.1 of this Amendment, such certificates of good standing from the applicable Governmental Authority of the jurisdiction of organization (and, solely in respect of the Canadian Borrower, a certificate of good standing from the applicable Governmental Authority of the jurisdiction of its chief executive office) of each Loan Party;

(b)            Secretary’s certificates of each Loan Party, with appropriate insertions and attachments of resolutions or other corporate action, evidence of incumbency and the signature of authorized signatories and organizational documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party;

(c)            PPSA financing change statements as the Agents may reasonably require; and

(d)            Legal opinions (addressed to the Agents and the Lenders and dated the Effective Date) of Sidley Austin LLP, special counsel to the Loan Parties, and McMillan LLP, special Canadian counsel to the Loan Parties; and each Loan Party hereby requests each such counsel to deliver such opinions.

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ARTICLE III

REPRESENTATIONS, WARRANTIES and covenants

Section 3.1            Representations and Warranties. To induce each Agent, Issuing Lender and Lender party hereto to enter into this Amendment, the Parent Borrower hereby represents and warrants, on the Effective Date, after giving effect to this Amendment, to the Administrative Agent and each Lender that:

(a)            Power and Authority. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make and deliver this Amendment and perform its obligations under this Amendment and the Credit Agreement as amended hereby, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution and delivery of this Amendment and performance of its obligations under this Amendment and the Credit Agreement as amended hereby. This Amendment has been duly executed and delivered by each Loan Party. The execution, delivery and performance of this Amendment by each Loan Party will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect.

(b)            Enforceability. This Amendment and the Credit Agreement as amended hereby constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with their respective terms, in each case, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)            Governmental Authorization. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for (i) consents, authorizations, notices and filings that have been obtained or made prior to or on the Effective Date and (ii) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REAFFIRMATION AND CONSENT

Section 4.1             Reaffirmation and Consent.

(a)            Reaffirmation of the Loan Documents. Each Loan Party hereby consents to the execution, delivery and performance of this Amendment, the Credit Agreement (as amended hereby) and all of the other Loan Documents (if any) to be executed in connection herewith.

(b)            Reaffirmation of Obligations and Liabilities. Each Loan Party hereby acknowledges and agrees that, after giving effect to this Amendment on the Effective Date, all of its respective obligations and liabilities under the Credit Agreement (as amended hereby), each of the Security Documents and the other Loan Documents (in each case to which such Loan Party is a party) are reaffirmed, and remain in full force and effect on a continuous basis.

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(c)            Reaffirmation of Liens. As of the Effective Date, each Loan Party reaffirms each Lien it granted in favor of any Agent for the benefit of the Secured Parties pursuant to the Security Documents, which such Liens shall continue to secure and constitute a security interest for (i) in the case of any Lien granted pursuant to any U.S. Security Document, the Obligations (as defined in such U.S. Security Document) of such Loan Party, and (ii) in the case of any Lien granted pursuant to any Canadian Security Document, the Secured Obligations or Obligations (as defined in such Canadian Security Document, as the case may be) of such Loan Party, in each case, on and subject to the terms and conditions set forth in the applicable Security Documents.

(d)            Grant of U.S. Security. Each U.S. Grantor (as defined in the U.S. Guarantee and Collateral Agreement) (other than Holding) hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets (each as defined in the U.S. Guarantee and Collateral Agreement) granted by such U.S. Grantor in the ordinary course of business, to the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement), a security interest in all of the Collateral (as defined in the U.S. Guarantee and Collateral Agreement) of such U.S. Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity (as extended by this Amendment), by acceleration or otherwise) of the Obligations (as defined in the U.S. Guarantee and Collateral Agreement) of such U.S. Grantor, except as provided in Section 3.3 of the U.S. Guarantee and Collateral Agreement.

(e)            Pledged U.S. Collateral. Each U.S. Granting Party (as defined in the U.S. Guarantee and Collateral Agreement) that is a U.S. Pledgor (as defined in the U.S. Guarantee and Collateral Agreement) hereby grants to the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement), a security interest in all of the Pledged Collateral (as defined in the U.S. Guarantee and Collateral Agreement) of such U.S. Pledgor now owned or at any time hereafter acquired by such U.S. Pledgor, including any Proceeds (as defined in the U.S. Guarantee and Collateral Agreement) thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity (as extended by this Amendment), by acceleration or otherwise) of the Obligations (as defined in the U.S. Guarantee and Collateral Agreement) of such U.S. Pledgor, except as provided in subsection 3.3 of the U.S. Guarantee and Collateral Agreement.

(f)             Intercreditor Relations. The ABL Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the ABL Collateral Agent, the Administrative Agent, any Cash Flow Agent (as defined in the U.S. Guarantee and Collateral Agreement) and any Additional Agent (as defined in the U.S. Guarantee and Collateral Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest reaffirmed and granted to the ABL Collateral Agent pursuant to this Amendment, the obligations of the U.S. Grantors (including with respect to delivery of any Security Collateral (as defined in the U.S. Guarantee and Collateral Agreement)) and the exercise of any right or remedy by the ABL Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Amendment, the terms of such Intercreditor Agreement shall govern and control as among (i) the ABL Collateral Agent, any Cash Flow Agent and any Additional Agent, in the case of the Base Intercreditor Agreement (as defined in the U.S. Guarantee and Collateral Agreement), and (ii) the ABL Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each U.S. Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

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ARTICLE V

MISCELLANEOUS

Section 5.1             Post-Closing Conditions. Within five (5) Business Days after the Effective Date (or such longer period as Administrative Agent shall agree in its sole discretion), the Agents shall have received a good standing from the applicable Governmental Authority of the jurisdiction of organization of Graph Comm Holdings International, Inc.

Section 5.2             Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which are ratified and affirmed in all respects, as amended hereby, and shall continue in full force and effect, as amended hereby, except that, on and after the Effective Date, each reference to the Credit Agreement in the Loan Documents shall mean and be a reference to the Credit Agreement as amended by this Amendment. Each Guarantor hereby confirms that it has reviewed this Amendment and hereby expressly consents to this Amendment and the transactions contemplated hereby and ratifies and affirms all of its obligations under the Loan Documents, including, without limitation, the guaranty in Section 2.1 of each of the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, as applicable. Except as expressly set forth herein, nothing herein shall be deemed to entitle Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

Section 5.3             Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement, except that (i) other than in accordance with subsection 8.3 of the Credit Agreement, the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with subsections 4.13(d), 4.17(c), 11.1(f) or 11.6 of the Credit Agreement, as applicable.

Section 5.4            Headings. The headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Amendment.

Section 5.5             Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 5.6             Counterparts. This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts (including by telecopy or other electronic transmission and each of which shall be effective as delivery of a manually executed counterpart), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC.

Section 5.7              GOVERNING LAW; CONSENT TO FORUM; WAIVER.

(a)            GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)            Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(i)                 submits for itself and its property in any legal action or proceeding relating to this Amendment and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)             agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable parties, at the address specified the Loan Documents; and

(iv)              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

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Section 5.8             Commitments. On and as of the Effective Date, (i) the Commitment of each Lender that is not a party to this Amendment shall terminate, and each such Lender shall cease to be a Lender under the Credit Agreement (as amended by this Amendment) for all purposes and (ii) the remaining Commitments under the Credit Agreement (as in effect immediately prior to this Amendment) shall be adjusted as necessary such that, on and as of the Effective Date, the Commitments under the Credit Agreement (as amended by this Amendment) shall be as set forth on Exhibit II hereto. Each of the Lenders party hereto that is a Lender immediately prior to the Effective Date hereby waives advance notice of any termination or reduction of Commitments and prepayment of Loans under the Credit Agreement (as in effect prior to the Effective Date), provided that notice thereof is provided on the Effective Date.

Section 5.9             No Novation. Each of the parties hereto irrevocably and unconditionally agrees that this Amendment shall not be deemed to evidence or result in a novation or repayment and reborrowing of the obligations of the Loan Parties under the Credit Agreement or any other Loan Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations of the Loan Parties outstanding under the Credit Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith.

[Remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

VERITIV OPERATING COMPANY

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

VERITIV CANADA, Inc.

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel and Corporate Secretary

OTHER LOAN PARTIES:

Veritiv Corporation

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

Alco Realty, Inc.

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Second Amendment to ABL Credit Agreement]

ALL AMERICAN CONTAINERS OF PUERTO RICO, LLC

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

Graph Comm Holdings International, Inc.

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

Paper Corporation of North America

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

UNISOURCE INTERNATIONAL Holdings, Inc.

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

VERITIV PUBLISHING & PRINT MANAGEMENT, Inc.

By:	/s/ Stephen J. Smith
Name: Stephen J. Smith
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Second Amendment to ABL Credit Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Administrative Agent, ABL Collateral Agent, Swing Line Lender, Issuing Lender and a Lender

By:		/s/ Todd Tarrance
	Name:	Todd Tarrance
	Title:	Senior Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

BANK OF AMERICA, N.A. (acting through its Canada branch),
as a Swing Line Lender and as a Lender

By:		/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:		/s/ Alexandre Adam
	Name:	Alexandre Adam
	Title:	Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

TRUIST BANK, as successor to SunTrust Bank,
as a Lender

By:		/s/ JC Fanning
	Name:	JC Fanning
	Title:	Director

[Signature Page to Second Amendment to ABL Credit Agreement]

REGIONS BANK,
as a Lender

By:		/s/ Stuart A. Hall
	Name:	Stuart A. Hall
	Title:	Senior Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:		/s/ Lynee Ciaccia
	Name:	Lynne Ciaccia
	Title:	Authorized Officer

[Signature Page to Second Amendment to ABL Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH,
as a Lender

By:		/s/ Kara Goodwin
	Name:	Kara Goodwin
	Title:	Managing Director

[Signature Page to Second Amendment to ABL Credit Agreement]

BANK OF MONTREAL,
as a Lender

By:		/s/ Helen Alvarez-Hernandez
	Name:	Helen Alvarez-Hernandez
	Title:	Managing Director

[Signature Page to Second Amendment to ABL Credit Agreement]

TD BANK, N.A.,
as a Lender

By:		/s/ Jeffrey Saperstein
	Name:	Jeffrey Saperstein
	Title:	Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:		/s/ Dennis Hatvany
	Name:	Dennis Hatvany
	Title:	Senior Vice President

[Signature Page to Second Amendment to ABL Credit Agreement]

SYNOVUS BANK,
as a Lender

By:		/s/ Zachary Braun
	Name:	Zachary Braun
	Title:	Corporate Banker

[Signature Page to Second Amendment to ABL Credit Agreement]

Exhibit I

Credit Agreement

[see attached]

~~Execution Version~~

Exhibit I to Second Amendment

$1,100,000,000

ABL CREDIT AGREEMENT

among

VERITIV CORPORATION,

as Holding,

VERITIV OPERATING COMPANY,

(formerly known as Unisource Worldwide, Inc.),

as the Parent Borrower,

THE OTHER BORROWERS

FROM TIME TO TIME PARTY HERETO,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and ABL Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

TRUIST BANK,

as Co-Syndication Agents,

REGIONS BANK,

U.S. BANK NATIONAL ASSOCIATION,

and

BANK OF MONTREAL

as Co-Documentation Agents,

BANK OF AMERICA, N.A.,

as Issuing Lender,

BofA SECURITIES, INC.,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers

and Joint Bookrunners

and

REGIONS ~~BUSINESS~~ CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

as a Joint Bookrunner

Dated as of July 1, 2014

as amended as of August 11, 2016 and as amended and restated as of the Restatement Effective Date (as defined below)

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	~~5~~1

1.1	Defined Terms	~~5~~1
1.2	Other Definitional Provisions	~~89~~73
1.3	Accounting Terms	~~91~~75
1.4	Exchange Rates; Currency Equivalents; Borrowing Base	~~92~~76
1.5	Canadian Loan Parties, Excess Availability and Related Matters	~~93~~76
1.6	LLC Divisions	~~93~~77

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	~~94~~77

2.1	Commitments	~~94~~77
2.2	Procedure for Revolving Credit Borrowing	~~98~~81
2.3	Termination or Reduction of Commitments	~~99~~81
2.4	Swing Line Commitments	~~100~~83
2.5	Record of Loans	~~104~~86
2.6	Incremental Facility	~~105~~86
2.7	Extension Amendments	~~110~~91

SECTION 3.	LETTERS OF CREDIT	~~115~~94

3.1	L/C Commitment	~~115~~94
3.2	Procedure for Issuance of Letters of Credit	~~116~~95
3.3	Fees, Commissions and Other Charges	~~117~~96
3.4	L/C Participations	~~118~~97
3.5	Reimbursement Obligation of the Borrowers	~~119~~98
3.6	Obligations Absolute	~~120~~99
3.7	Letter of Credit Payments	~~121~~99
3.8	Letter of Credit Request	~~121~~100
3.9	Additional Issuing Lenders	~~121~~100
3.10	Replacement of Issuing Lender	~~121~~100

SECTION 4.	GENERAL PROVISIONS	~~122~~100

4.1	Interest Rates and Payment Dates	~~122~~100
4.2	Conversion and Continuation Options	~~123~~102
4.3	Minimum Amounts of Sets	~~124~~103
4.4	Prepayments	~~125~~103
4.5	Administrative Agent’s Fees; Other Fees	~~128~~105
4.6	Computation of Interest and Fees	~~128~~106
4.7	Inability to Determine Interest Rate	~~128~~106
4.8	Pro Rata Treatment and Payments	~~131~~108
4.9	Illegality	~~133~~110
4.10	Requirements of Law	~~134~~111
4.11	Taxes	~~136~~113
4.12	Indemnity	~~140~~116
4.13	Certain Rules Relating to the Payment of Additional Amounts	~~141~~116

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4.14	Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments	~~142~~118
4.15	Canadian Extenders of Credit	~~143~~118
4.16	Cash Receipts	~~143~~119
4.17	Defaulting Lenders	~~149~~123

SECTION 5.	REPRESENTATIONS AND WARRANTIES	~~151~~125

5.1	Financial Condition	~~151~~125
5.2	Solvent; No Material Adverse Effect	~~151~~125
5.3	Corporate Existence; Compliance with Law	~~152~~125
5.4	Corporate Power; Authorization; Enforceable Obligations	~~152~~126
5.5	No Legal Bar	~~153~~126
5.6	No Material Litigation	~~153~~127
5.7	No Default	~~153~~127
5.8	Ownership of Property	~~153~~127
5.9	Intellectual Property	~~153~~127
5.10	Taxes	~~153~~127
5.11	Federal Regulations	~~154~~127
5.12	ERISA; Canadian Pension Plans	~~154~~127
5.13	Collateral	~~155~~128
5.14	Investment Company Act	~~156~~129
5.15	Subsidiaries	~~156~~129
5.16	Purpose of Loans	~~156~~129
5.17	Environmental Matters	~~156~~130
5.18	No Material Misstatements	~~157~~130
5.19	Anti-Terrorism	~~158~~131
5.20	Eligibility	~~158~~131

SECTION 6.	CONDITIONS PRECEDENT	~~158~~131

6.1	Conditions to Effectiveness and Initial Extension of Credit	~~158~~131
6.2	Conditions Precedent to Each Other Extension of Credit and Letter of Credit Issuance	~~161~~133

SECTION 7.	AFFIRMATIVE COVENANTS	~~162~~134

7.1	Financial Statements	~~162~~134
7.2	Certificates; Other Information	~~164~~135
7.3	Payment of Taxes	~~166~~137
7.4	Maintenance of Existence	~~166~~137
7.5	Maintenance of Property; Insurance	~~166~~138
7.6	Inspection of Property; Discussions	~~168~~139
7.7	Notices	~~168~~139
7.8	Compliance with Environmental Laws	~~170~~141
7.9	After-Acquired Real Property and Fixtures; Addition of Subsidiaries	~~170~~141
7.10	Maintenance of New York Process Agent	~~174~~144
7.11	Post-Closing Security Perfection	~~174~~144

SECTION 8.	NEGATIVE COVENANTS	~~174~~144

8.1	Limitation on Indebtedness	~~174~~144
8.2	Limitation on Liens	~~181~~150
8.3	Limitation on Fundamental Changes	~~184~~153
8.4	[Reserved.]	~~186~~154
8.5	Limitation on Dividends, Acquisitions and Other Restricted Payments	~~186~~154
8.6	Limitation on Transactions with Affiliates	~~191~~158
8.7	Limitations on Changes in Nature of Business	~~193~~160
8.8	Limitations on Negative Pledge Clauses	~~193~~160
8.9	Minimum Consolidated Fixed Charge Coverage Ratio Covenant	~~195~~162
8.10	Passive Holding Company Status	~~196~~163
8.11	Canadian Pension Plans	~~197~~164

SECTION 9.	EVENTS OF DEFAULT	~~197~~164

SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	~~202~~168

10.1	Appointment	~~202~~168
10.2	Delegation of Duties	~~204~~169
10.3	Exculpatory Provisions	~~204~~169
10.4	Reliance by the Administrative Agent	~~204~~170
10.5	Notice of Default	~~205~~170
10.6	Acknowledgement and Representations by Lenders	~~205~~170
10.7	Indemnification	~~206~~171
10.8	The Agents and Other Representatives in Their Individual Capacity	~~207~~172
10.9	Right to Request and Act on Instructions	~~207~~172
10.10	Successor Agent	~~210~~174
10.11	Other Representatives	~~211~~175
10.12	Swing Line Lender	~~211~~175
10.13	Withholding Tax	~~211~~175
10.14	Approved Electronic Communications	~~212~~175
10.15	Appointment of Borrower Representative	~~212~~176
10.16	Reports	~~212~~176
10.17	Application of Proceeds	~~213~~177
10.18	Bank Product Providers	~~214~~178

SECTION 11.	MISCELLANEOUS	~~214~~178

11.1	Amendments and Waivers	~~214~~178
11.2	Notices	~~219~~182
11.3	No Waiver; Cumulative Remedies	~~221~~184
11.4	Survival of Representations and Warranties	~~221~~184
11.5	Payment of Expenses and Taxes	~~221~~184
11.6	Successors and Assigns; Participations and Assignments	~~223~~185
11.7	Adjustments; Set-off; Calculations; Computations	~~229~~190
11.8	Judgment	~~230~~191
11.9	Counterparts	~~231~~191
11.10	Severability	~~231~~192
11.11	Integration	~~231~~192
11.12	GOVERNING LAW	~~231~~192
11.13	Submission to Jurisdiction; Waivers	~~231~~192
11.14	Acknowledgements	~~233~~194

11.15	WAIVER OF JURY TRIAL	~~233~~194
11.16	Confidentiality	~~233~~194
11.17	Incremental Indebtedness; Additional Obligations	~~234~~195
11.18	USA Patriot Act Notice	~~235~~195
11.19	Joint and Several Liability; Postponement of Subrogation	~~235~~195
11.20	Language	~~236~~196
11.21	Canadian Anti-Money Laundering Legislation	~~236~~196
11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~237~~197
11.23	Acknowledgement Regarding Any Supported QFCs	~~237~~197
11.24	Amendment and Restatement	~~238~~198

“Agents”: the collective reference to the Administrative Agent and the ABL Collateral Agent.

“Aggregate Credit Extensions”: at any time, an amount equal to the sum of the Aggregate Tranche A Credit Extensions and the Aggregate Tranche A-1 Credit Extensions, in each case as at such time.

“Aggregate Tranche A Commitment”: at any time, the aggregate Tranche A Commitments of all Tranche A Lenders at such time. The original amount of the Aggregate Tranche A Commitments is $1,025,000,000.

“Aggregate Tranche A Credit Extensions”: at any time, an amount equal to the Dollar Equivalent of the sum of (a) the L/C Obligations, (b) the outstanding principal amount of Tranche A Revolving Credit Loans (including Agent Advances, if any, made as Tranche A Revolving Credit Loans) to the Borrowers and (c) the outstanding principal amount of Swing Line Loans, in each case as at such time.

“Aggregate Tranche A Lender Exposure”: at any time, the aggregate Tranche A Lender Exposure of all Tranche A Lenders at such time.

“Aggregate Tranche A-1 Commitment”: at any time, the aggregate Tranche A-1 Commitments of all Tranche A-1 Lenders at such time. The original amount of the Aggregate Tranche A-1 Commitments is $75,000,000.

“Aggregate Tranche A-1 Credit Extensions”: at any time, an amount equal to the Dollar Equivalent of the outstanding principal amount of Tranche A-1 Revolving Credit Loans to the U.S. Borrowers at such time.

“Aggregate Tranche A-1 Lender Exposure”: at any time, the aggregate Tranche A-1 Lender Exposure of all Tranche A-1 Lenders at such time.

“Agreement”: this ABL Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“AML Legislation”: as defined in subsection 11.21.

“Anti-Corruption Laws”: as defined in Section 5.19.

“Applicable Margin”: (a) during the period from the Restatement Effective Date until the initial Adjustment Date, at the option of the applicable Borrower, (x) in the case of Dollar denominated loans, Eurocurrency Rate, ABR or Canadian Base Rate and (y) in the case of Canadian Dollar denominated loans, the Canadian Prime Rate or the BA Rate, in each case plus the interest margin applicable thereto at Level II set forth below. From and after the initial Adjustment Date and on each subsequent Adjustment Date until the Second Amendment Effective Date, the foregoing interest margins will be subject to a pricing grid based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Applicable Margin

	Excess Availability as a percentage of the Maximum Borrowing	Tranche A ABR, Canadian Base Rate and Canadian	Tranche A Eurocurrency Rate and BA	Tranche A-1	Tranche A-1 Eurocurrency
Level	Amount	Prime Rate	Rate	ABR	Rate
I	Greater than 50.0%	0.75%	1.75%	2.00%	3.00%
II	Less than or equal to 50.0% but greater than 25.0%	1.00%	2.00%	2.25%	3.25%
III	Less than or equal to 25.0%	1.25%	2.25%	2.50%	3.50%

(b) From and after the Second Amendment Effective Date and on each subsequent Adjustment Date, the foregoing interest margins will be subject to a pricing grid based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Applicable Margin

	Excess Availability as a percentage of the Maximum Borrowing	Tranche A ABR, Canadian Base Rate and Canadian	Tranche A Eurocurrency Rate and BA	Tranche A-1	Tranche A-1 Eurocurrency
Level	Amount	Prime Rate	Rate	ABR	Rate
I	Greater than 50.0%	0.25%	1.25%	1.50%	2.50%
II	Less than or equal to 50.0% but greater than 25.0%	0.50%	1.50%	1.75%	2.75%
III	Less than or equal to 25.0%	0.75%	1.75%	2.00%	3.00%

Each change in the Applicable Margin resulting from a change in average daily Excess Availability percentage for the most recent fiscal quarter ended immediately preceding the first day of a fiscal quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such fiscal quarter. ~~On any Adjustment Date following the twelve-month anniversary of the Closing Date, if the Consolidated ABL Leverage Ratio calculated as of such date is less than 3.50 to 1.00, then, commencing on such Adjustment Date and until the next Adjustment Date, each interest margin in the foregoing pricing grid shall be such interest margin, minus 0.25%; provided that (a) each Compliance Certificate shall set forth, in reasonable detail, a calculation of the Consolidated ABL Leverage Ratio as of the last day of the then most recently ended Test Period in connection with any such reduction to the interest margins and (b) for the avoidance of doubt, at no time will the interest margins in the foregoing pricing grid be reduced by more than 0.25%.~~

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 10.14.

“Approved Fund”: as defined in subsection 11.6(b)(iii).

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit A.

“Availability Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, subject to subsection 2.1(c), (a) Bank Product Reserves and (b) such other reserves as the Administrative Agent in its Permitted Discretion determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory or Eligible Inventory included in the Tranche A Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Commitment”: (A) as to any Tranche A Lender at any time, an amount (not less than zero) equal to (a) the amount of its Tranche A Commitment at such time minus (b) its Tranche A Lender Exposure at such time and (B) as to any Tranche A-1 Lender at any time, an amount (not less than zero) equal to (a) the amount of its Tranche A-1 Commitment at such time minus (b) its Tranche A-1 Lender Exposure at such time; collectively, as to all the Lenders, the “Available Commitments.”

“Available Equity Amount”: as defined in subsection 8.5(a)(3)(B).

“Available Incremental Amount”: on any date, without duplication, an amount equal to the difference between (i) $400,000,000 and (ii) the sum of the aggregate principal amount of all Incremental ABL Term Loans made plus all New Revolving Commitments and Incremental Revolving Commitments established in each case prior to such date pursuant to subsection 2.6 and that shall be outstanding as of such date (it being understood that any Incremental ABL Term Loans that shall be repaid, and any New Revolving Commitment or Incremental Revolving Commitment that shall be terminated, in connection with any proposed Incremental ABL Term Loans, New Revolving Commitment or Incremental Revolving Commitments shall not be deemed outstanding for purposes of this definition).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period; or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Rate”: with respect to each Interest Period for a BA Equivalent Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Refinitiv Benchmark Services Limited as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1.0%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent in consultation with the Borrower Representative is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term); provided, further, that in no event shall the BA Rate be less than ~~0.75%~~zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bain Capital”: Bain Capital, LLC and any legal successor thereto.

“Bain Capital Investors”: the collective reference to (i) Bain Capital, (ii) Bain Capital Fund VII, L. P. and any legal successor thereto, (iii) Bain Capital VII Coinvestment Fund, L.P. and any legal successor thereto and (iv) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Product”: products, services or facilities extended to any Borrower or any other Loan Party under Bank Products Agreements, Interest Rate Agreements, Currency Agreements or Commodities Agreements.

“Bank Product Reserve”: at any time, the sum of (i) with respect to Qualified Secured Bank Product Obligations of the Loan Parties’ an amount equal to the Hedge Termination Value thereunder plus (ii) with respect to any other Secured Bank Product Obligations of the Loan Parties, reserves established by the Administrative Agent in its Permitted Discretion in consultation with the Borrower Representative to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations of the Loan Parties and their Subsidiaries.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services), (d) supply chain financing services, and (e) other similar banking products or services as may be requested by any Loan Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (d) of this definition).

“Bank Products Obligations”: of any Person means the Indebtedness and other obligations of a Loan Party pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement”: an intercreditor agreement, substantially in the form of Exhibit E (with such changes as the Administrative Agent may deem reasonably necessary or advisable due to a change in applicable law), or in such other form as may be agreed between the ABL Collateral Agent and the Borrower Representative (and approved by the Administrative Agent), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time. Prior to execution of the Base Intercreditor Agreement, terms defined by reference to the Base Intercreditor Agreement shall have the meaning given to such term in the form attached hereto as Exhibit E.

“Benchmark”: initially, the Eurocurrency Base Rate; provided that, if a replacement of the Benchmark has occurred pursuant to Section 4.7(a)(i), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”: (a) for purposes of Section 4.7(a)(i)(1), the first alternative set forth below that can be determined by the Administrative Agent (and any such rate in clause (i) or (ii) below before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(i)	the sum of (A) Term SOFR, plus (B) the Related Adjustment; or

(ii)	the sum of (A) Daily Simple SOFR, plus (B) the Related Adjustment;

provided that, if initially the Eurocurrency Base Rate is replaced with the rate contained in clause (ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its discretion, and the Administrative Agent notifies Borrowers and Lenders of such availability, then from and after the beginning of any Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (i) above; and (b) for purposes of Section 4.7(a)(i)(2), the sum of (i) the alternate benchmark rate, plus (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower Representative as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. Dollar-denominated syndicated credit facilities at such time. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero at any time, it shall be deemed to be zero for purposes of this Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of ABR, Business Day or Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event”: with respect to any then-current Benchmark (other than the Eurocurrency Base Rate), the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator satisfactory to the Administrative Agent that is expected to continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower”: as defined in the preamble hereto.

“Borrower Representative”: as defined in subsection 10.15.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche by the Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base”: at any time, an amount equal to the sum of the Tranche A Borrowing Base and the Tranche A-1Borrowing Base, in each case at such time.

“Borrowing Base Certificate”: as defined in subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2, 2.4 or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”: as defined in subsection 2.2.

“Business”: (i) the distribution and sale of, and services relating to, products and equipment, including paper products, packaging products and equipment, facility supplies products and equipment, packaging design, packaging manufacturing, third-party logistics, distribution consulting, software and electronic marketing services, and (ii) any other operations or activities conducted by Holding or any of its Subsidiaries as of the Restatement Effective Date.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York (or (x) with respect only to Loans made to the Canadian Borrower and Letters of Credit issued by an Issuing Lender through any affiliate or branch in Canada, Toronto, Canada and (y) with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York or Toronto, Canada, the location of such Issuing Lender) are authorized or required by law to close in the City of New York, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Canadian Base Rate”: for any day, the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America, N.A. (acting through its Canada branch) based on various factors including costs and desired return of Bank of America, N.A. (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate), (b) the Federal Funds Rate for such day, plus 0.50%, or (c) the Eurocurrency Rate for a 30 day interest period as determined on such day, plus 1.00%; provided, that, in no event shall the Canadian Base Rate be less than zero. Any change in the “base rate” announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”. In the event that Bank of America, N.A. (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Administrative Agent.

“Canadian Borrower”: Veritiv Canada, Inc. (formerly known as Unisource Canada, Inc.), a Canadian amalgamated corporation, together with its successors and assigns.

“Canadian Concentration Account Agreement”: as defined in subsection 4.16(c).

“Canadian Core Concentration Account”: as defined in subsection 4.16(d)(ii).

“Canadian Dollars” and “Cdn$”: the lawful currency of Canada, as in effect from time to time.

“Canadian Guarantee and Collateral Agreement”: the Amended and Restated Canadian Guarantee and Collateral Agreement delivered to the ABL Collateral Agent as of the date hereof, substantially in the form of Exhibit D-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Loan Parties”: the Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Pension Plan”: each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate”: on any date, the per annum rate of interest equal to the greatest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America, N.A. (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; or (b) the BA Rate for a 30-day interest period as determined on such day plus 1.00%; provided, that, in no event shall the Canadian Prime Rate be less than zero. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

“Canadian Priority Payables”: at any time, with respect to the Canadian Borrower and Canadian Subsidiary Guarantors:

(a)               the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, including all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plans, the Canada Pension Plan or the Quebec Pension Plan, and other pension fund obligations and contributions (including in respect of any wind-up deficiency or solvency deficiency) as required under applicable law, (ii) employment insurance, (iii) goods and services taxes, sales taxes, harmonized sales taxes, employee income taxes and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, vacation pay and severance pay, and other amounts secured by sections 81.3 and 81.4 of the Bankruptcy and Insolvency Act (Canada), (vi) obligations owing to a supplier in respect of which section 81.1 of the Bankruptcy and Insolvency Act (Canada) applies, (vii) all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), (viii) amounts currently or past due and not paid for realty, municipal or similar taxes, and (ix) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust, hypothec, prior claim or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)               the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right, hypothec, prior claim or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right, hypothec, prior claim or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Qualified Lender”: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), as amended, or is not a foreign bank or, if a foreign bank, it is not engaging in or carrying on a banking business in Canada in violation of the Bank Act (Canada), and if such financial institution is not resident in Canada or is deemed not to be resident in Canada for purposes Revolving Commitment to the extent included in this Agreement. The original amount of the aggregate Commitments of the Lenders is $1,100,000,000.

“Commitment Fee Percentage”: 0.25% per annum.

“Commitment Percentage”: as to any Lender, its Tranche A Commitment Percentage and/or Tranche A-1 Commitment Percentage, as the context may require.

“Commitment Period”: the period from and including the Restatement Effective Date to but not including the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 7.2(a).

“Compliance Period”: ~~means~~ any period beginning on the date that Specified Availability is less than the 10% Trigger and continuing until the date that Specified Availability has been at least equal to the 10% Trigger for 20 consecutive calendar days.

“Concentration Account”: any concentration account maintained by any Loan Party into which the funds in any DDA are transferred on a periodic basis as provided for in subsection 4.16(b) or 4.16(c).

“Concentration Account Agreement”: as defined in subsection 4.16(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment, (c) be designated if such designation would otherwise increase the costs of the ABL Facility to any Borrower or (d) not be a Canadian Qualified Lender.

“Consolidated ABL Indebtedness”: as of any date of determination, (i) an amount equal to the aggregate principal amount of Obligations outstanding under this Agreement, minus (ii) the amount of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”: the directors of the Board of Directors of the Parent Borrower on the Restatement Effective Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement”: Contribution and Distribution Agreement, dated as of January 28, 2014, pursuant to which International Paper will contribute certain assets relating to the xpedx Business to Holding and Holding will make certain payments to International Paper.

“Credit Card Agreements”: all agreements now or hereafter entered into by any Loan Party for the benefit of a Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer”: any of the credit card issuers listed on Schedule 1.1C, and any other credit card issuer identified in writing by the Parent Borrower to, and reasonably acceptable to, the Administrative Agent.

“Credit Card Notification”: collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations hereunder) of all payments due from Credit Card Processors to (i) a DDA or (ii) a Concentration Account.

“Credit Card Processor”: any of the credit card processors or clearinghouses listed on Schedule 1.1C, and any other credit card processor or clearinghouse identified in writing by the Parent Borrower to, and reasonably acceptable to, the Administrative Agent.

“Credit Card Receivables”: collectively, (a) all present and future rights of the Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Party”: as defined in Section 10.19.

“Cure Amount”: as defined in Section 9.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customs Broker Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder or other carrier (which is not an Affiliate of a Loan Party), and the ABL Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property for the benefit of the ABL Collateral Agent, and agrees, upon notice from the ABL Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the ABL Collateral Agent.

“Daily Simple SOFR”: with respect to any applicable determination date, the secured overnight financing rate (“SOFR”) published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY’s website (or any successor source).

“DDAs”: any checking or other demand deposit account, which checking or other demand deposit account is maintained by the Loan Parties in which cash proceeds of ABL Priority Collateral are located or are expected to be located (and for the avoidance of doubt excluding (i) any account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document, including Excluded Assets or (ii) any account that is an Excluded Account).

“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments unless such payments are funded with the proceeds of Revolving Credit Loans, Incremental ABL Term Loans or Swing Line Loans) on account of Indebtedness of the Parent Borrower and its Subsidiaries (excluding any payments on Indebtedness required to be made on the final maturity date thereof to the extent such payments are made with the proceeds of refinancing Indebtedness (other than Revolving Credit Loans and Incremental ABL Term Loans) permitted hereunder) during such period plus (c) scheduled mandatory payments on account of Disqualified Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a Consolidated basis in accordance with GAAP plus (d) cash payments in respect of settlement of multi- employer pension plans.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9(e).

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Departing Lender”: as defined in subsection 11.24(a).

“Designated Jurisdiction”: a country or territory that is the subject of a Sanction.

“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, as long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.

“Early Opt-in Election”: the occurrence of (a) a determination by the Administrative Agent, or a notification by the Borrower Representative to the Administrative Agent that Borrowers have made a determination, that U.S. Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 4.7(a)(i), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Base Rate; and (b) the joint election by the Administrative Agent and the Borrower Representative to replace the Eurocurrency Base Rate with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or

(c)   any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy”: as defined in Section 11.9.

“Eligible Accounts”: those Accounts created and owned by any of the Loan Parties in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)               Accounts with respect to invoices (i) that are more than 60 days past due or (ii) that the Account Debtor has failed to pay within 120 days past the original invoice date;

(b)               Accounts owed by an Account Debtor where 50.0% or more of the Dollar Equivalent of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under clause (a) above;

(c)               Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than, for the avoidance of doubt, International Paper, Georgia-Pacific, a portfolio company of any of the Investors, or any of their respective Affiliates) unless such Accounts were created pursuant to arms- length transactions on customary commercial terms and the Account Debtor is not the Parent or any of its

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Base Rate”: the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1.0%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided that any such comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall the Eurocurrency Base Rate be less than ~~0.75%~~zero.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1.0%):

Eurocurrency Base Rate

1.00 – Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

~~“Eurocurrency Screen Rate” means the London Interbank Offered Rate quote on the applicable screen page the Administrative Agent (in its reasonable discretion) designates to determine London Interbank Offered Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).~~

~~“Eurocurrency Successor Rate” has the meaning specified in subsection 4.7(a)(i).~~

~~“Eurocurrency Successor Rate Conforming Changes” means, with respect to any proposed Eurocurrency Successor Rate, any conforming changes to the definitions of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Eurocurrency Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurocurrency Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower Representative).~~

Lender, or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent, Issuing Lender, or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent, Issuing Lender, or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Existing Commitment”: as defined in subsection 2.7(a).

“Existing Credit Agreement” ~~means~~: this Agreement, as in effect immediately prior to the occurrence of the Restatement Effective Date.

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Restatement Effective Date and disclosed on Schedule 1.1E.

“Existing Loans”: as defined in subsection 2.7(a).

“Existing Tranche”: as defined in subsection 2.7(a).

“Extended Commitments”: as defined in subsection 2.7(a).

“Extended Loans”: as defined in subsection 2.7(a).

“Extending Lender”: as defined in subsection 2.7(b).

“Extension Amendment”: as defined in subsection 2.7(c).

“Extension Date”: as defined in subsection 2.7(d).

“Extension Election”: as defined in subsection 2.7(b).

“Extension of Credit”: as to any Lender, the making of, or, in the case of subsection 2.4(d), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”: as defined in subsection 2.7(a).

“Facility”: each of the ABL Facility (including the Commitments and the Extensions of Credit made hereunder) and any other committed facility hereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by a Responsible Officer of the Parent Borrower, whose determination will be conclusive.

“FAS 842”: as defined in subsection 1.3(c).

“FATCA”: ~~means~~ Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to the Administrative Agent on the applicable day on such transactions, as determined by the Administrative Agent; provided, that, in no event shall such rate be less than zero.

“FILO Tranche”: as defined in subsection 2.6(d)(ii).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets that are not ABL Priority Collateral (i) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Draw”: the initial draw under this facility all or part of which will be used to effect the amendment and restatement of the Existing Credit Agreement.

“Flood Program”: shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign DDAs”: any DDAs that are (i) maintained by a U.S. Loan Party in a currency other than Dollars or (ii) maintained by a Canadian Loan Party in a currency other than Dollars or Canadian Dollars.

“Foreign Pension Plan”: a registered pension plan, other than a Canadian Pension Plan, which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America or Canada, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower all or substantially all of whose assets consist of securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“FRBNY”: the Federal Reserve Bank of New York.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to subsection 1.3 and the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b)  for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Georgia-Pacific”: Georgia-Pacific LLC, or any successor in interest thereto.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person of such Interest Period and (c) as to any Eurocurrency Loan or BA Equivalent Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)               initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan ~~or BA Equivalent Loan~~ and ending one month, two months, three months or six months, or, if available to all relevant Lenders, 12 months, or with respect to such BA Equivalent Loan and ending one month, two months or three months, in each case, as selected by the Borrower Representative in their respective notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)              thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan ~~or BA Equivalent Loan~~ and ending one month, two months, three months or six months, or, if available to all relevant Lenders, 12 months, or with respect to such BA Equivalent Loan and ending one month, two months or three months, in each case, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)               if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)             any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)            the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan or BA Equivalent Loan during an Interest Period for such Loan;

(v)              with respect to each Eurocurrency Loan and BA Rate Loan that is made on the Restatement Effective Date, the Interest Period applicable thereto shall end on the date applicable to the Interest Period specified in the Borrowing Request therefor; and

(vi)            with respect to each Eurocurrency Loan and BA Rate Loan outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date and which will remain outstanding immediately following the Restatement Effective Date as contemplated by subsection 11.24, the Interest Period applicable thereto shall end on the last day of the Interest Period originally applicable thereto.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) Bain Capital Investors and Georgia-Pacific and (ii) any of their respective legal successors.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context may require, (i) Bank of America, N.A., or any Affiliate or branch thereof, in its capacity as issuer of any Letter of Credit and/or (ii) any other Lender that may become an Issuing Lender under subsection 3.9.

“Joinder Agreement”: a joinder in substantially the form of Exhibit B hereto, to be executed by each Borrower designated as such after the Restatement Effective Date.

“Judgment Conversion Date”: as defined in subsection 11.8(a).

“Judgment Currency”: as defined in subsection 11.8(a).

“L/C Facing Fee”: as defined in subsection 3.3(a).

“L/C Fee”: as defined in subsection 3.3(a).

“L/C Fee Payment Date”: with respect to any Letter of Credit, the first day of each January, April, July and October to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in Canadian Dollars, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including in the case of Letters of Credit in Canadian Dollars, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“L/C Participants”: the Tranche A Lenders.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent, verbally or in writing, that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender (i) becomes subject to a Lender-Related Distress Event or (ii) becomes the subject of a Bail-in Action; provided~~,~~ that, no Lender Default shall occur with respect to a Lender solely by virtue of a Governmental ~~Authority's~~Authority’s ownership of an equity interest in such Lender or parent company unless such ownership provides or results in immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject any contracts or agreements made with such Lender; provided further, that no Lender Default shall occur under clause (a) or (c) if such Lender has notified the Administrative Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

“Lender Exposure”: of any Lender at any time shall be an amount equal to the sum of its Tranche A Lender Exposure and its Tranche A-1 Lender Exposure.

“Lender Joinder Agreement”: as defined in subsection 2.6(e)(i).

“Lender-Related Distress Event”: with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case or proceeding with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, interim receiver, trustee, monitor or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt, or a Bail- In Action with respect to such Distressed Person; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate or branch of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower Representative, to make any Loans or Swing Line Loans available to any Borrower or issue Letters of Credit; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate or branch, which shall not be entitled to so vote or consent.

“Letter of Credit Inventory”: Inventory the purchase of which is financed with Letters of Credit hereunder, (a) which Inventory does not constitute Eligible Inventory or Eligible In-Transit Inventory and for which no document of title has been issued and (b) which Inventory, when purchased, would otherwise constitute Eligible Inventory or Eligible In-Transit Inventory.

applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea- formaldehyde insulation.

“Maturity Date”: ~~April 9~~May 20, ~~2025~~2026.

“Maximum Borrowing Amount”: at any time of determination, the lesser of (1) the Borrowing Base and (2) the aggregate Commitments hereunder, at such time.

“Merger Agreement”: Agreement and Plan of Merger, dated as of January 28, 2014, pursuant to which each party has agreed to enter into the Transactions as set forth therein.

“Mergers”: the collective reference to the Parent Merger and the Subsidiary Merger.

“Minimum Extension Condition”: as defined in subsection 2.7(g).

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgaged Properties”: the collective reference to the Real Properties owned in fee by the Loan Parties described on Schedule 5.8 or required to be mortgaged as Collateral pursuant to subsection 7.9(a), including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”: collectively, the mortgages, charges and deeds of trust, if any, for the Mortgaged Properties, executed and delivered by any Loan Party to the Administrative Agent and the ABL Collateral Agent, as applicable, substantially in the form of Exhibit G, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities or Indebtedness of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“New Lender”: as defined in subsection 11.24(b).

“New Revolving Commitments”: as defined in subsection 2.6(a).

“New York Process Agent”: as defined in subsection 11.13(f).

“Non-ABL Priority Collateral”: as defined in the Base Intercreditor Agreement.

“Non-Consenting Lender”: as defined in subsection 11.1(f).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extended Commitments”: as defined in subsection 2.7(a).

“Non-Extended Loans”: as defined in subsection 2.7(a).

“Non-Extending Lender”: as defined in subsection 2.7(e).

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Notes”: the collective reference to the Revolving Notes and the Swing Line Notes.

“Not Otherwise Applied”: the Available Equity Amount that was not previously applied pursuant to subsections 8.5(a) and 8.5(b)(iv), clause (c)(y) of the definition of “Permitted Acquisition” and clause (t) of the definition of “Permitted Investments”.

“Obligation Currency”: as defined in subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof; provided that, when used with respect to the Facility hereunder, “Obligations” shall include Secured Bank Product Obligations.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries (other than Canadian Subsidiaries)) in respect of a purchase of such goods or services.

“OFAC”: as defined in subsection 5.19.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the ABL Collateral Agent (and approved by the Administrative Agent).

“Other Rate Early Opt-in”: the Administrative Agent and Borrower Representative have elected to replace the Eurocurrency Base Rate with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 4.7(a)(i)(2) and clause (b) of the definition of Benchmark Replacement.

“Other Representatives”: each of the joint lead arrangers and joint bookrunners and each other institution set forth on the cover page hereto as an arranger and/or bookrunner in its capacity as such hereunder.

which appeal or proceedings shall not have been finally terminated or if the period within which such appeal or proceedings may be initiated shall not have expired; and

(h) Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (iv) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (v) Liens in favor of any Borrower or any Subsidiary Guarantor, (vi) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (vii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (viii) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (ix) arising in connection with repurchase agreements permitted under subsection 8.1.

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Pre-Adjustment Successor Rate”: as defined in the definition of “Benchmark Replacement”.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate”: as defined in the definition of “ABR.”

“Purchase”: as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holding (a) that is not subject to any Guarantee Obligation by any Restricted Subsidiary of Holding (including any Borrower), (b) that will not mature prior to the date that is six (6) months after the Maturity Date in effect on the date of issuance

(2)                such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; and

(3)                Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Borrower or Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 8.1 or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swing Line Loans”: as defined in subsection 2.4(c).

“Refunding Capital Stock”: as defined in subsection 8.5(b)(i).

“Register”: as defined in subsection 11.6(b)(v).

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Restatement Effective Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

~~“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace the Eurocurrency Rate in loan agreements similar to this Agreement.~~

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Adjustment”: in determining any Benchmark Replacement, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such Benchmark Replacement:

(A)              the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(B)             the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, incurred in connection with the Transactions or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Parent Borrower or its Subsidiaries). Related Taxes include all interest, penalties and additions relating thereto.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Materials of Environmental Concern in, into, onto or through the environment.

“Relevant Governmental Body”: the Board or FRBNY, or a committee officially endorsed or convened by the Board or FRBNY, or any successor thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Reports”: as defined in subsection 10.16.

“Repurchase Debt”: unsecured Indebtedness issued by the Parent Borrower or any of its Restricted Subsidiaries to finance all or any part of a repurchase, redemption, acquisition, cancellation or other retirement for value of its Capital Stock permitted under subsection 8.5(b)(v).

“Required Lenders”: Non-Defaulting Lenders the Total Credit Percentages of which aggregate greater than 50.0%.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Rescindable Amount”: as defined in Section 4.8(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president—human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restatement Effective Date”: the first date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 11.1), which date is April 9, 2020.

“Restricted Payment”: as defined in subsection 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, any Permitted Investment or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retained Amount”: an amount not to exceed $25,000 on deposit in any DDA and, when aggregated with all other amounts remaining on deposit in all DDAs at any time, not exceeding $1,000,000.

“Revolving Credit Loan”: as defined in subsection 2.1(a).

“Revolving Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Note”: as defined in subsection 2.1(f).

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Sanction”: any sanction administered or enforced by the U.S. Government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority of any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Sanctions List”: any Sanctions related list of designated persons maintained by (a) OFAC or (b) the Government of Canada pursuant to the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Corrupt Foreign Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act, 2015, or any other similar Canadian statute or regulation.

“Scheduled Unavailability Date” ~~has the meaning specified~~: as defined in subsection 4.7(a)(i)(2).

“SEC”: the Securities and Exchange Commission.

“Second Amendment Effective Date”: May 20, 2021.

“Secured Bank Product Obligations”: Bank Product Obligations and Hedging Obligations owing to a Secured Bank Product Provider and evidenced by one or more Bank Products Agreements, Interest Rate Agreements, Currency Agreements or Commodities Agreements that the Borrower Representative on behalf of any Loan Party, in a written notice to the Administrative Agent, has expressly requested be treated as Secured Bank Product Obligations and/or a Qualified Secured Bank Product Obligation for purposes hereof, it being understood that such Bank Product Obligations or Hedging Obligations shall only constitute Secured Bank Product Obligations up to the maximum amount (or, in the case of Qualified Secured Bank Product Obligations, the Hedge Termination Value thereunder) specified by such provider and the Borrower Representative in writing to the Administrative Agent, which amount may be established and increased or decreased by further written notice from such provider to the Administrative Agent from time to time.

“Secured Bank Product Provider”: (a) Bank of America, N.A. or any of its Affiliates or branches; and (b) any other Person that is providing a Bank Product and that, when the written notice set forth below is delivered to the Administrative Agent, is a Lender or Affiliate or branch of a Lender; provided that such provider and the Borrower Representative shall deliver a written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, by the later of the Restatement Effective Date or 10 Business Days (or such later time as the Administrative Agent and the Borrower Representative may agree in their reasonable discretion) following the later of the creation of the Bank Product or such Secured Bank Product Provider (or its Affiliate or branch) becoming a Lender hereunder, (i) describing the Bank Product and setting forth the maximum amount of the related Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the Hedge Termination Value of such Qualified Secured Bank Product Obligations) that are to be secured by the Collateral (which amount may be increased or decreased by further written notice from such provider from time to time) and the methodology to be used in calculating such amount(s) (if applicable) and (ii) if such provider is not a Lender, agreeing to be bound by subsection 10.18.

“Secured Parties”: the “Secured Parties” as defined in each of the Canadian Guarantee and Collateral Agreement and the U.S. Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Set”: the collective reference to Eurocurrency Loans or BA Equivalent Loans, as applicable, of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

~~“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body~~.

“~~SOFR-Based Rate”:~~SOFR”: as defined in the definition of “Daily Simple SOFR ~~or Term SOFR”.~~

“SOFR Early Opt-in”: the Administrative Agent and the Borrower Representative have elected to replace the Eurocurrency Base Rate pursuant to (a) an Early Opt-in Election and (b) Section 4.7(a)(i)(1) and clause (a) of the definition of Benchmark Replacement.

“Spot Rate of Exchange”: ~~means~~ the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Parent Borrower in the ordinary course of business.

“Term SOFR” ~~means~~: for the applicable corresponding tenor (or, if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor, and, if such Available Tenor corresponds equally to two or more Available Tenors of the applicable Benchmark Replacement, such Available Tenors of the applicable Benchmark Replacement having the shorter duration), the forward-looking term rate ~~for any period that is approximately (as determined by the Administrative Agent”) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is~~ based on SOFR ~~and~~ that has been selected or recommended by the Relevant Governmental Body~~, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion~~.

“Test Period”: at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to subsection 7.1(a) or 7.1(b.

“Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Incremental ABL Term Loans and Commitments (or, in the case of the termination or expiration of the Commitments, the Aggregate Credit Extension) then constituted by such Lender’s Incremental ABL Term Loans and Commitments (or, in the case of the termination or expiration of the Commitments, such Lender’s Lender Exposure).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

4.7	Inability to Determine Interest Rate.

(a)	Eurocurrency Rate.

(i)                 Notwithstanding anything to the contrary herein or in any other Loan Document:

(1)               on March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the Eurocurrency Base Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. Dollar Eurocurrency Base Rate tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. Dollar Eurocurrency Base Rate have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023, and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is the Eurocurrency Base Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis;

(2)              (A) upon (x) the occurrence of a Benchmark Transition Event or (y) a determination by the Administrative Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders, without any amendment to, or further action or consent of any other party to, any Loan Document as long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that, solely in the event that the Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available; and (B) on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace the Eurocurrency Base Rate for all purposes under the Loan Documents in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, any Loan Document; and

(3)               at any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrowers’ receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

~~(i)                 Notwithstanding anything to the contrary in this Agreement (including subsection 11.1) or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:~~

~~(1)              adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including because the Eurocurrency Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~

~~(2)               the administrator of the Eurocurrency Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate or the Eurocurrency Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Eurocurrency Rate after such specific date (such specific date, the “~~Scheduled Unavailability Date~~”); or~~

~~(3)               syndicated loans currently being executed, or that include language similar to that contained in this subsection 4.7, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate or the Eurocurrency Screen Rate,~~

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the Eurocurrency Rate with (x)    one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar multi-currency syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “Eurocurrency Successor Rate”), and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Borrowers unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders (A) in the case of an amendment to replace the Eurocurrency Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace Eurocurrency Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Eurocurrency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Eurocurrency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

~~(ii)              If no Eurocurrency Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (y) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods, as applicable), and (z) the Eurocurrency Rate component shall no longer be utilized in determining the ABR. Upon receipt of such notice, in the case of any Eurocurrency Loans, any Borrower may revoke any pending request for a conversion to or continuation of such Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods, as applicable) or, failing that, will be deemed to have converted such request into a request for conversion or continuation of an ABR Loan (subject to the foregoing sub-clause (z)) in the amount specified therein.~~

~~(iii)            Notwithstanding anything else herein, any definition of “Eurocurrency Successor Rate” shall provide that in no event shall such Eurocurrency Successor Rate be less than 0.75% for purposes of this Agreement.~~

~~(iv)~~             (ii) Conforming Changes. In connection with the implementation ~~of a Eurocurrency Successor Rate~~and administration of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Eurocurrency Successor Rate~~Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Eurocurrency Successor Rate~~Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)            Notice. The Administrative Agent will promptly notify Borrowers and Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(iv)             Term Tenors. At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or the Eurocurrency Base Rate), the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings; and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(b)               BA Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the Canadian bankers’ acceptances market, adequate and reasonable means do not exist for ascertaining the BA Rate with respect to any BA Equivalent Loans for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, in Dollars or Canadian Dollars, as applicable and, whether in Dollars or Canadian Dollars, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time (or such later time as may be agreed to by the Administrative Agent), on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan or BA Equivalent Loans becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 4.8(a) may be amended in accordance with subsection 11.1(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6, 2.7 and 11.1(d), as applicable. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent for the account of the Lenders, the relevant Swing Line Lender or the relevant Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. ~~In such event, if the Borrowers have~~ With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) such Borrower has not in fact made such payment,; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the ~~amount~~ Rescindable Amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at ~~a rate equal to the daily average~~ the greater of the Federal Funds ~~Effective~~ Rate ~~or the~~ and a rate ~~set by the Bank of Canada for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by~~ determined by the Administrative Agent. in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender or Issuing Lender with respect to any amounts owing under this subsection 4.8(a) shall be conclusive in the absence of manifest error.

(b)               Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to any or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(c)               The Lenders hereby authorize the ABL Collateral Agent, in each case at its option and in its discretion, (A) to release (or, in the case of clauses (v) and (vi) below, subordinate) any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and with no Letters of Credit outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and no other amounts owing hereunder, (ii) constituting property being sold or otherwise disposed of to Persons other than a Loan Party (or to a U.S. Loan Party from a Canadian Loan Party or to a Canadian Loan Party from a U.S. Loan Party or in connection with a Foreign Subsidiary becoming (or ceasing to be) directly owned by a U.S. Loan Party) upon the sale or other disposition thereof to the extent permitted or not prohibited by any Loan Document, (iii) owned by any Restricted Subsidiary of the Parent Borrower that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) ~~or~~, (v) constituting Non-ABL Priority Collateral or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) to enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets, (C) to subordinate any Lien on any Excluded Assets or any property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary. Upon request by the ABL Collateral Agent, at any time, the Lenders will confirm in writing the ABL Collateral Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(d)               The Lenders hereby authorize the Administrative Agent and the ABL Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the ABL Collateral Agent’s authority under this subsection 10.9(d).

(e)               No Agent or Issuing Lender shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate or branch thereof) in connection with such provider’s Secured Bank Product Obligations (except those liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent).

10.19 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or Issuing Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

SECTION 11. MISCELLANEOUS.

11.1	Amendments and Waivers.

(a)               Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the ABL Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the ABL Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 11.1(e) and 11.1(g) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)                 (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation hereunder or of any scheduled installment thereof, (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) (except as provided in subsection 11.1(g)) extend the scheduled date of any payment thereof or increase the amount or extend the expiration relevant Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non- Consenting Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 11.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and each Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(g)               Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, (ii) in accordance with subsection 2.6 to incorporate the terms of any Incremental ABL Term Loans, Incremental Revolving Commitments and New Revolving Commitments, (iii) in accordance with subsection 2.7 to effectuate an Extension of Credit and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Commitments in connection therewith, (iv) in accordance with subsection 1.3(b) in connection a change in GAAP or the application thereof and (v) to replace the Eurocurrency Rate and reflect any ~~Eurocurrency Successor Rate~~Benchmark Replacement Conforming Changes, pursuant to subsection 4.7(a), in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in subsection 2.6, 2.7 or 4.7, as applicable) required, including, without limitation, as provided in subsection 4.4(f).

(h)               Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of subsection 11.1(a).

11.2	Notices.

(a)               All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing and may be delivered or furnished by electronic communication (including telecopy, internet or intranet websites or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of electronic communication, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day), or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the ABL Collateral Agent and the Issuing Lender, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

(b)               If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)               The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement ~~may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by telecopy or other electronic transmission), and all of~~and any communication, including communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each party agrees that any Electronic Signature on or associated with any communication shall be valid and binding on each party to the same extent as a manual, original signature, and that any communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each party enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts ~~taken together shall be deemed to constitute~~are one and the same ~~instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.~~ communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Exhibit II

[see attached]

Exhibit II to Second Amendment

Lender	Total Commitment	Tranche A Commitment	Tranche A-1 Commitment	Canadian Sublimit
Bank of America, N.A. 300 Galleria Parkway, Suite 800 Atlanta, GA. 30339	$350,000,000.00	$316,000,000.00	$34,000,000.00	$46,243,902.44
Wells Fargo Bank, National Association 301 S College St. 5th Floor Charlotte, NC 28202	$275,000,000.00	$255,000,000.00	$20,000,000.00	$37,317,073.17
Truist Bank Mail Code: NC-CLT- 0400 4777 Sharon Rd., 4th Floor Charlotte, NC 28210	$145,500,000.00	$136,000,000.00	$9,500,000.00	$19,902,439.02
Regions Bank 1180 West Peachtree, 10th Floor Atlanta, GA 30309	$100,000,000.00	$95,500,000.00	$4,500,000.00	$13,975,609.76
U.S. Bank National Association 800 Nicollet Mall, Minneapolis, MN 55402-7020 BC-MN-H21N	$62,000,000.00	$58,000,000.00	$4,000,000.00	$8,487,804.88
Bank of Montreal 115 S. LaSalle St. 20W Chicago, IL 60603	$60,000,000.00	$60,000,000.00	--	$8,780,487.80
TD Bank, N.A. 40 Danbury Rd, Wilton CT	$50,000,000.00	$50,000,000.00	--	$7,317,073.17
The Huntington National Bank 200 Public Square, CM64 Cleveland, OH 44114	$45,000,000.00	$42,000,000.00	$3,000,000.00	$6,146,341.46
Synovus Bank 3400 Overton Park Dr SE, 5th Floor Atlanta, GA 30339	$12,500,000.00	$12,500,000.00	--	$1,829,268.29
Total	$1,100,000,000.00	$1,025,000,000.00	$75,000,000.00	$150,000,000.00